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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15

                 Certification and Notice of Termination of
         Registration under Section 12(g) of the Securities Exchange
              Act of 1934 or Suspension of Duty to File Reports
                Under Sections 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                      Commission File Number 000-29817

                            Blaze Software, Inc.
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           (Exact name of registrant as specified in its charter)

                  150 ALMADEN BOULEVARD, SAN JOSE, CA 95113
                               (408) 275-6900
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             (Address, including zip code and telephone number,
                    including area code, of registrant's
                        principal executive offices)

                      COMMON STOCK ($0.0001 PAR VALUE)
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          (Title of each class of securities covered by this Form)

                                    NONE
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           (Titles of all other classes of securities for which a
         duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) [X]     Rule 12h-3(b)(1)(ii) [ ]

                                       1
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        Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(2)(i) [ ]
        Rule 12g-4(a)(2)(i) [ ]      Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii) [ ]     Rule 15d-6 [ ]
        Rule 12h-3(b)(1)(i) [X]

Approximate number of holders of record as the certification or notice date:
                                       1
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   Pursuant to the requirements of the Securities Exchange Act of 1934, Blaze
 Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 29, 2000              /s/ Robert S. Michitarian
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                                      Name: Robert S. Michitarian
                                      Title: Vice President and General Counsel